Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	new.chubb.com @Chubb

News Release

Chubb Limited Reports Legacy ACE Operating Income of
$780 Million for the Fourth Quarter and $3.2 Billion for the Year; Full-Year Per Share Operating Income of $9.76 versus $9.79 Prior Year; Operating ROE of 11.1% and 11.5% for the Quarter and Year, Respectively; Record Full-Year P&C Combined Ratio and Underwriting Income; Integration Planning and Execution On Track

•	Global P&C net premiums written down 2% for the quarter, or up 4.9% in constant dollars; global P&C net premiums written up 1.2% for the year, or 7.7% in constant dollars

•	Record full-year P&C combined ratio of 87.4% versus 87.7% prior year. Record P&C underwriting income up 1.7% for the year to $1.93 billion, or 8% in constant dollars

•	Net investment income of $2.2 billion for the year, down 2.6%, or less than one percent in constant dollars, driven by full-year operating cash flow of $3.9 billion

•	Unfavorable foreign currency movement negatively impacted operating income by $34 million, or $0.11 per share, for the quarter, and $119 million, or $0.36 per share, for the year. Adjusting for foreign exchange, full-year operating income per share up 3.5%

•	Acquisition of The Chubb Corporation for $29.5 billion completed on January 14, 2016. Company now executing detailed integration roadmap globally; integration plans on track including expense and growth-related initiatives

The discussion of Chubb Limited represents Legacy ACE Limited(1) results for fourth quarter and full year 2015 on a standalone basis and does not include the results of Legacy Chubb Corporation,(2) which are presented starting on page 13.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	1

Chubb Limited News Release

ZURICH – January 26, 2016 -- Chubb Limited (NYSE: CB) today reported net income for the quarter ended December 31, 2015, of $2.08 per share, compared with $1.66 per share for the same quarter last year.(3) Operating income was $2.38 per share, compared with $2.47 per share for the same quarter last year. The property and casualty (P&C) combined ratio for the quarter was 87.7%. Book value and tangible book value per share remained flat from September 30, 2015, and were adversely impacted by net unrealized losses in the company’s investment portfolio (net of mark-to-market gains in the company’s variable annuity reinsurance portfolios) of $356 million, after-tax. In addition, book value and tangible book value per share were impacted by unfavorable foreign currency movement of $138 million, after-tax, and $120 million, after-tax, respectively. Excluding these items, book value and tangible book value per share increased 1.6% and 2.0%, respectively. Book value and tangible book value per share now stand at $89.77 and $72.25, respectively. Operating return on equity for the quarter was 11.1%.

Chubb Limited (Legacy ACE)

Fourth Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2015	2014	Change	2015	2014	Change

Operating income, net of tax	$780	$827	(5.8)%	$2.38	$2.47	(3.6)%

Chubb integration and related expenses, net of tax	(35)	—	NM	(0.11)	—	NM

Adjusted net realized gains (losses), net of tax	(62)	(272)	(77.4)%	(0.19)	(0.81)	(76.5)%

Net income	$683	$555	23.0%	$2.08	$1.66	25.3%

For the year ended December 31, 2015, net income was $8.62 per share, compared with $8.42 per share for 2014. Operating income was $9.76 per share, compared with $9.79 per share for 2014. The P&C combined ratio for the year ended December 31, 2015, was 87.4% versus 87.7% for 2014. Book value and tangible book value per share declined 0.3% and 0.5%, respectively, from December 31, 2014. Book value and tangible book value per share were negatively impacted by unrealized losses in the company’s investment portfolio of $977 million, after-tax. In addition, book value and tangible book value per share were impacted by unfavorable foreign currency movement of $1.0 billion, after-tax, and $663 million, after-tax, respectively. Tangible book value per share was also negatively impacted by the addition of $474 million of goodwill and other intangibles related to the Fireman’s Fund acquisition that closed during the year. Excluding these items, book value and tangible book value per share increased 6.6% and 8.5%, respectively. Operating return on equity for the year was 11.5%.

Chubb Limited (Legacy ACE)

Full Year Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2015	2014	Change	2015	2014	Change

Operating income, net of tax	$3,210	$3,320	(3.3)%	$9.76	$9.79	(0.3)%

Chubb integration and related expenses, net of tax	(42)	—	NM	(0.13)	—	NM

Adjusted net realized gains (losses), net of tax	(334)	(467)	(28.5)%	(1.01)	(1.37)	(26.3)%

Net income	$2,834	$2,853	(0.7)%	$8.62	$8.42	2.4%

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	2

Chubb Limited News Release

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “For the fourth quarter, our last as ACE Limited, we produced very good operating results that capped an excellent year for the company both financially and strategically. After-tax operating income of $780 million in the quarter contributed to full-year earnings of $9.76 per share, essentially flat with last year’s record operating income and up 3.5% when adjusted for foreign exchange.

“The year was highlighted by record underwriting results, 8% constant-dollar premium growth and an ROE of 11.5%. From a long-term strategic perspective, the year was historic and transformational. We completed the acquisition of the Fireman’s Fund U.S. high net worth personal lines business, launched ABR Re, and then announced the largest insurance transaction in history with the $29.5 billion acquisition of The Chubb Corporation, which we closed on January 14, 2016.

“Our strong earnings were driven first and foremost by an exceptionally strong underwriting performance as illustrated by P&C combined ratios of 87.7% for the quarter and a record 87.4% for the year. At almost $2 billion, full-year P&C underwriting income was also a record. Full-year net investment income of $2.2 billion, down about 2.5%, stood up well, given foreign exchange rates and the low interest rate environment, and benefited from our strong cash flow of $3.9 billion.

“Foreign exchange headwinds, which have affected all dollar-based multinationals, impacted our revenue, income and book value growth throughout the year. Global P&C net premiums, which exclude agriculture, were down 2% in the quarter but up 5% in constant currency, compared to full-year growth of 1% on a reported basis and nearly 8% adjusted for foreign exchange. Per share book value growth was essentially flat for the year but was up over 3% in constant dollars.

“We are now the new Chubb, the largest publicly traded P&C insurer in the world. We’ve hit the ground running and are executing the thorough integration plans we established in the six months leading up to the close of the acquisition. The energy, morale and overall feeling of optimism are high throughout the ranks of the company. We are focused on knitting ourselves together as one and achieving the ambitious targets we have set and expect of ourselves and the value creation we will generate for the benefit of our customers, business partners, employees and shareholders.”

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	3

Chubb Limited News Release

Operating highlights for the quarter and full year ended December 31, 2015, were as follows:

Chubb Limited (Legacy ACE)

(in millions of U.S. dollars except for percentages)	4Q 2015	4Q 2014	Change	Full Year 2015	Full Year 2014	Change

P&C

Net premiums written	$3,629	$3,803	(4.6)%	$15,715	$15,787	(0.5)%

Net premiums written constant-dollar		$3,570	1.7%		$14,925	5.3%
Underwriting income	$453	$444	2.1%	$1,930	$1,898	1.7%
Underwriting income constant-dollar		$410	10.6%		$1,787	8.0%
Combined ratio	87.7%	88.5%		87.4%	87.7%

Current accident year underwriting income excluding catastrophe losses	$428	$406	5.5%	$1,706	$1,659	2.8%
Current accident year underwriting income excluding catastrophe losses constant-dollar		$376	14.0%		$1,575	8.3%

Current accident year combined ratio excluding catastrophe losses	88.4%	89.5%		88.8%	89.3%

Global P&C (excludes Agriculture)
Net premiums written	$3,487	$3,559	(2.0)%	$14,369	$14,197	1.2%

Net premiums written constant-dollar		$3,326	4.9%		$13,336	7.7%
Underwriting income	$397	$385	3.1%	$1,733	$1,762	(1.7)%
Underwriting income constant-dollar		$351	13.1%		$1,651	5.0%
Combined ratio	88.5%	89.1%		87.5%	87.4%

Current accident year underwriting income excluding catastrophe losses	$378	$347	8.9%	$1,545	$1,476	4.6%

Current accident year underwriting income excluding catastrophe losses constant-dollar		$317	19.2%		$1,393	10.9%

Current accident year combined ratio excluding catastrophe losses	89.1%	90.2%		88.9%	89.4%

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	4

Chubb Limited News Release

•	P&C net premiums earned for the quarter decreased 4.4% (increased 1.6% in constant dollars) and Global P&C net premiums earned, which excludes Agriculture, decreased 2.4% (increased 4.3% in constant dollars). For the year, P&C net premiums earned decreased 1.3% (increased 4.4% in constant dollars) and Global P&C net premiums earned decreased 0.3% (increased 6.2% in constant dollars).
•	The P&C expense ratio for the quarter was 29.7% compared with 29.9% last year. The Global P&C expense ratio was 31.6% compared with 32.2% last year. For the year, the P&C expense ratio was 29.2% compared with 29.4% last year. The Global P&C expense ratio for the year was 31.4% compared with 32.1% last year.
•	Total pre-tax and after-tax catastrophe losses for the quarter, including reinstatement premiums, were $75 million (2.0 percentage points of the combined ratio) and $67 million, respectively, compared with $69 million (1.7 percentage points of the combined ratio) and $64 million, respectively, last year. For the year, total P&C pre-tax and after-tax catastrophe losses, including reinstatement premiums, were $322 million (2.1 percentage points of the combined ratio) and $272 million, respectively, compared with $288 million (1.8 percentage points of the combined ratio) and $249 million, respectively, last year.
•	Total P&C favorable prior period development pre-tax and after-tax for the quarter were both $100 million (2.7 percentage points of the combined ratio), compared with $107 million pre-tax (2.7 percentage points of the combined ratio) and $117 million after-tax last year. For the year, total P&C favorable prior period development pre-tax and after-tax was $546 million (3.5 percentage points of the combined ratio) and $474 million, respectively, compared with $527 million (3.4 percentage points of the combined ratio) and $459 million, respectively, last year.
•	Operating cash flow was $1.2 billion for the quarter and $3.9 billion for the year.
•	Net loss reserves increased $275 million for the year after adjusting for foreign exchange.
•	Net investment income was $532 million for the quarter compared with $577 million last year, down 7.7%, or 5.4% in constant dollars, primarily reflecting a decline in private equity distributions of $10 million and a decrease in call activity in the company’s corporate bond portfolio. Net investment income for the year was $2.2 billion compared with $2.3 billion last year, down 2.6%, or 0.7% in constant dollars.
•	Net realized and unrealized losses pre-tax totaled $618 million for the quarter. Net realized losses of $74 million included a loss on the investment portfolio of $119 million offset by a gain of $55 million from derivative accounting. Net unrealized pre-tax losses of $544 million were comprised primarily of unrealized losses of $450 million in the investment portfolio and unrealized foreign exchange losses of $98 million.

Details of financial results by business segment are available in the Chubb Limited Legacy ACE Financial Supplement. Key segment items for the quarter and year ended December 31, 2015, include:

•	Insurance – North American P&C: For the quarter, net premiums written increased 7.4%, or 8.0% in constant dollars. For the year, net premiums written increased 10.3%, or 10.9% in constant dollars. Net premiums written, excluding the non-recurring transfer of Fireman’s Fund in-force business in the second quarter of 2015, increased 6.3%, or 6.8% in constant dollars for the year. The combined ratio for the quarter was 87.2% compared with 90.2%. The combined ratio for the year was 88.1% compared with 88.4%. The current accident year combined ratio excluding catastrophe losses for the quarter was 86.7% compared with 89.1%. The current accident year combined ratio excluding catastrophe losses for the year was 86.4% compared with 88.0%. Favorable prior period development in the quarter of $19 million included $52 million of adverse development for legacy asbestos exposures.
•	Insurance – North American Agriculture: Net premiums written decreased 41.9% for the quarter and 15.3% for the year primarily due to commodity prices and statutory risk-sharing adjustments with the government. The combined ratio for the quarter was 76.4% compared with 81.8%. The combined ratio for the year was 85.5% compared with 91.1%. The current accident year combined ratio excluding catastrophe losses for the quarter was 79.2% compared with 82.4%. The current accident year combined ratio excluding catastrophe losses for the year was 88.2% compared with 87.8%.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	5

Chubb Limited News Release

•	Insurance – Overseas General: For the quarter, net premiums written decreased 9.3% (increased 3.6% in constant dollars). For the year, net premiums written decreased 5.2% (increased 7.1% in constant dollars). The combined ratio for the quarter was 87.6% compared with 86.3%. The combined ratio for the year was 87.0% compared with 85.8%. The current accident year combined ratio excluding catastrophe losses for the quarter was 89.7% compared with 89.4%. The current accident year combined ratio excluding catastrophe losses for the year was 90.1% compared with 89.9%.
•	Global Reinsurance: For the quarter, net premiums written decreased 22.1% (decreased 20.2% in constant dollars). For the year, net premiums written decreased 11.4% (decreased 9.3% in constant dollars). The combined ratio for the quarter was 79.8% compared with 76.5%. The combined ratio for the year was 65.2% compared with 72.3%. The current accident year combined ratio excluding catastrophe losses for the quarter was 76.6% compared with 76.2%. The current accident year combined ratio excluding catastrophe losses for the year was 76.8% compared with 75.6%.
•	Life: Operating income for the quarter was $54 million compared with $76 million. For the year, operating income was $244 million compared with $297 million. The decrease for the year was primarily due to unfavorable claims reserve development in Combined Insurance’s U.S. operations of $15 million, after-tax, in 2015, compared with favorable claims reserve development of $5 million, after-tax, in 2014. The combined ratio for the year for this business was still in the low 90s following the reserve strengthening. Operating income was also impacted by unfavorable foreign currency movement. Life reinsurance operating income decreased $20 million reflecting the run-off of the company’s variable annuity reinsurance business. International life insurance net premiums and deposits collected increased 0.8% for the year (increased 6.9% in constant dollars).

Please refer to the Chubb Limited (Legacy ACE) Financial Supplement, dated December 31, 2015, which is posted on the company’s website at investors.chubb.com, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its fourth quarter earnings conference call on Wednesday, January 27, 2016, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-437-9357 (within the United States) or 719-325-2447 (international), passcode 7296194. Please refer to investors.chubb.com under Events for details. A replay of the call will be available until Wednesday, February 10, 2016, and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international), passcode 7296194.

(1) Legacy ACE or ACE is formerly ACE Limited

(2) Legacy Chubb or Chubb is formerly The Chubb Corporation

(3) All comparisons are with the same period last year unless specifically stated.

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	6

Chubb Limited News Release

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income, and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Operating income or income excluding adjusted net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration and related expenses related to the acquisition due to the size, complexity, and volume of this acquisition, which may not be indicative of such future costs. We believe that excluding the Chubb integration and related expenses facilitates the comparison of our financial results to our historical operating results. These costs include legal and professional fees and all costs directly related to the integration activities of the Chubb acquisition including pre-acquisition interest expense on the $5.3 billion senior notes issued in November 2015. Operating income or income excluding adjusted net realized gains (losses) should not be viewed as a substitute for net income determined in accordance with GAAP. In addition, we disclose operating income excluding the impact of foreign exchange in order to adjust for the distortive effects of fluctuations in exchange rates.

P&C combined ratio excluding catastrophe losses and PPD and current accident year P&C combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our core underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life and Insurance – North American Agriculture segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the Insurance – North American Agriculture and Life segments because the results of these businesses do not always correlate with the results of our global P&C operations.

International life net premiums written and deposits collected, is adjusted to include deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Operating return on equity (ROE) or ROE calculated using operating income is an annualized financial measure. The ROE numerator includes income adjusted to exclude adjusted net realized gains (losses), net of tax and Chubb integration expenses, net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	7

Chubb Limited News Release

calculated using operating income is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations during 2015 in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from operating income in order to enhance the understanding of our core results of operations as they are heavily influenced by, and fluctuate in part according to market conditions.

Chubb integration and related expenses include legal and professional fees and all costs directly related to the integration activities of the Chubb acquisition as well as the pre-acquisition interest expense related to the $5.3 billion senior notes issued in November 2015 to finance a portion of the Chubb acquisition. We exclude this pre-acquisition interest expense from operating income because the operations for which the debt was issued were not part of our operating activities prior to the completion of the acquisition. Effective with the close of the Chubb acquisition (January 14, 2016), this debt will be considered a cost of our operations and will then be included within operating income.

See reconciliation of Non-GAAP Financial Measures on pages 22-25 in the Chubb Limited (Legacy ACE) Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

NM – not meaningful comparison

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	8

Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2016 performance and growth opportunities, and statements about the benefits of the acquisition and integration of legacy Chubb, our plans, objectives, expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

In addition, with regard to the Legacy Chubb, important factors that could cause actual results to differ materially from those indicated by the forward-looking statements include, without limitation, the following: the possibility that any of the anticipated benefits of the Chubb acquisition transaction will not be realized; the risk that integration of Legacy Chubb’s operations with those of Legacy ACE will be materially delayed or will be more costly or difficult than expected; and diversion of management’s attention from ongoing business operations and opportunities. In addition, you should carefully consider the risks and uncertainties and other factors that may affect future results of the combined company described in the section entitled “Risk Factors” in the joint proxy statement/prospectus dated September 11, 2015 as filed with the SEC, and in Legacy ACE’s and Legacy Chubb’s respective filings with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	9

Chubb Limited News Release

Chubb Limited (Legacy ACE)

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31 2015	December 31 2014

Assets
Investments	$66,251	$62,904
Cash	1,775	655
Insurance and reinsurance balances receivable	5,323	5,426
Reinsurance recoverable on losses and loss expenses	11,386	11,992
Other assets	17,631	17,271

Total assets	$102,366	$98,248

Liabilities
Unpaid losses and loss expenses	$37,303	$38,315
Unearned premiums	8,439	8,222
Other liabilities	27,489	22,124

Total liabilities	73,231	68,661

Shareholders’ equity
Total shareholders’ equity	29,135	29,587

Total liabilities and shareholders’ equity	$102,366	$98,248

Book value per common share	$89.77	$90.02
Tangible book value per common share	$72.25	$72.61
Book value per common share excluding cumulative translation losses (1)	$94.51	$91.79
Tangible book value per common share excluding cumulative translation losses (2)	$75.30	$73.79

(1)	Cumulative translation losses were $1.5 billion in 2015 and $582 million in 2014
(2)	Cumulative translation losses were $550 million in 2015 and $194 million in 2014

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	10

Chubb Limited News Release

Chubb Limited (Legacy ACE)

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2015	2014	2015	2014
Gross premiums written	$5,639	$5,746	$23,811	$23,390
Net premiums written	4,144	4,326	17,713	17,799
Net premiums earned	4,207	4,370	17,213	17,426
Losses and loss expenses	2,302	2,416	9,484	9,649
Policy benefits	159	134	543	517
Policy acquisition costs	736	764	2,941	3,075
Administrative expenses	570	590	2,270	2,245
Net investment income	532	577	2,194	2,252
Net realized gains (losses)	(60)	(210)	(420)	(507)
Interest expense	93	67	300	280
Other income (expense):
Gains (losses) from separate account assets	13	(3)	(19)	2
Other	(23)	54	70	188
Amortization of intangible assets	35	30	171	108
Chubb integration expenses	24	—	33	—
Income tax expense	67	232	462	634

Net income	$683	$555	$2,834	$2,853

Diluted earnings per share:
Operating income	$2.38	$2.47	$9.76	$9.79
Net income	$2.08	$1.66	$8.62	$8.42

Weighted average diluted shares outstanding	327.8	334.6	328.8	339.0

P&C combined ratio
Loss and loss expense ratio	58.0%	58.6%	58.2%	58.3%
Policy acquisition cost ratio	16.2%	16.6%	16.1%	16.8%
Administrative expense ratio	13.5%	13.3%	13.1%	12.6%

P&C combined ratio	87.7%	88.5%	87.4%	87.7%

P&C underwriting income	$453	$444	$1,930	$1,898

Other income (expense) – operating	$(6)	$5	$3	$(3)

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Chubb Limited News Release

Chubb Limited (Legacy ACE)

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2015	2014	2015	2014

Gross Premiums Written

Insurance – North American P&C	$2,722	$2,539	$10,124	$9,036
Insurance – North American Agriculture	270	302	2,207	2,378
Insurance – Overseas General	1,990	2,212	8,476	8,853
Global Reinsurance	109	140	883	994
Life	548	553	2,121	2,129

Total	$5,639	$5,746	$23,811	$23,390

Net Premiums Written

Insurance – North American P&C	$1,791	$1,669	$6,907	$6,263
Insurance – North American Agriculture	142	244	1,346	1,590
Insurance – Overseas General	1,587	1,749	6,634	6,999
Global Reinsurance	109	141	828	935
Life	515	523	1,998	2,012

Total	$4,144	$4,326	$17,713	$17,799

Net Premiums Earned

Insurance – North American P&C	$1,686	$1,560	$6,582	$6,107
Insurance – North American Agriculture	240	327	1,364	1,526
Insurance – Overseas General	1,575	1,758	6,471	6,805
Global Reinsurance	200	226	849	1,026
Life	506	499	1,947	1,962

Total	$4,207	$4,370	$17,213	$17,426

Operating Income (loss)

Insurance – North American P&C	$389	$372	$1,455	$1,498
Insurance – North American Agriculture	43	45	149	96
Insurance – Overseas General	261	294	1,072	1,163
Global Reinsurance	109	127	572	562
Life	54	76	244	297
Corporate	(76)	(87)	(282)	(296)

Total	$780	$827	$3,210	$3,320

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	12

Chubb Limited News Release

The discussion of The Chubb Corporation represents Legacy Chubb results for fourth quarter and full year 2015 on a standalone basis and does not include the results of Legacy ACE.

Chubb Limited Reports Legacy Chubb Fourth Quarter Net Income per Share of $2.88; Operating Income per Share of $2.03; Combined Ratio of 86.3%

Net income for the fourth quarter ended December 31, 2015 was $666 million compared to $558 million in the fourth quarter of 2014. Net income per share increased 23% to $2.88 from $2.35. Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $469 million in the fourth quarter of 2015 compared to $544 million in the fourth quarter of 2014. Operating income per share decreased 11% to $2.03 from $2.29. Operating income decreased due to both lower underwriting income and lower property and casualty investment income. Underwriting income was adversely affected by the impact of higher catastrophe losses of $0.14 per share and investment income decreased $0.03 per share due to a decline in the average yield on the portfolio in part due to the accumulation of short term invested assets in preparation for the merger and unfavorable foreign currency movement. Operating income per share also reflected the impact of one-time expenses related to the merger with Legacy ACE of $0.09 per share and a decline in investment income.

Chubb Corporation (Legacy Chubb)

Fourth Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2015	2014	Change	2015	2014	Change

Operating income	$469	$544	(13.8)%	$2.03	$2.29	(11.4)%
Realized investment gains after-tax	197	14	NM	0.85	0.06	NM

Net income	$666	$558	19.4%	$2.88	$2.35	22.6%

For the year ended December 31, 2015, net income increased to $2.1 billion. Net income per share for the year increased 7% to $9.21 from $8.62. Operating income for 2015 was flat at $1.9 billion. Operating income per share for 2015 increased 5% to $8.04 from $7.63. Operating income per share for the year reflected an increase in underwriting income, including a $0.22 per share negative impact from higher catastrophe losses, and a decrease in property and casualty investment income. Underwriting results improved due to a lower current accident year loss ratio excluding catastrophes. Property and casualty investment income decreased due to a decline in the average yield of the investment portfolio and unfavorable foreign currency movement. Operating income per share also reflected one-time merger-related expenses of $0.17 per share.

Chubb Corporation (Legacy Chubb)

Full Year Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2015	2014	Change	2015	2014	Change

Operating income	$1,864	$1,858	0.3%	$8.04	$7.63	5.4%
Realized investment gains after-tax	272	242	12.4%	1.17	0.99	18.2%

Net income	$2,136	$2,100	1.7%	$9.21	$8.62	6.8%

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	13

Chubb Limited News Release

Operating highlights for the quarter and full year ended December 31, 2015, were as follows:

•	Net written premiums for the fourth quarter of 2015 declined 3% (increased 1% in constant dollars) to $3.0 billion from $3.1 billion in the fourth quarter of 2014. Premiums were up 1% in the U.S. and down 14% outside the U.S. (flat in constant dollars). For the year, net written premiums for 2015 were flat at $12.6 billion, or up 3% in constant dollars. Premiums were up 4% in the U.S. and down 10% outside the U.S. (up 3% in constant dollars).
•	The impact of catastrophes in the fourth quarter was $74 million before tax ($0.21 per share after-tax) in 2015 compared to $25 million before tax ($0.07 per share after-tax) in 2014. For the year, the impact of catastrophes in 2015 was $504 million before tax ($1.41 per share after-tax), compared to $444 million before tax ($1.19 per share after-tax) in 2014.
•	The fourth quarter combined loss and expense ratio was 86.3% in 2015 compared to 84.3% in 2014. The impact of catastrophes accounted for 2.4 percentage points of the combined ratio in the fourth quarter of 2015 compared to 0.8 points in the fourth quarter of 2014. Excluding the impact of catastrophes, the fourth quarter combined ratio was 83.9% in 2015 compared to 83.5% in 2014. For the year, the combined ratio was 87.2% in 2015 compared to 88.3% in 2014. The impact of catastrophes accounted for 4.0 percentage points of the combined ratio in 2015 and 3.6 points in 2014. Excluding the impact of catastrophes, the combined ratio improved to 83.2% in 2015 from 84.7% in 2014.
•	Fourth quarter favorable development before tax on prior-year reserves was approximately $150 million in 2015, compared to $155 million in 2014. The favorable impact of reserve development on the fourth quarter combined ratio was about 4.8 points in 2015 and 5.0 points in 2014. The fourth quarter impact on development from prior-year catastrophes was 0.2 points favorable in 2015 and 0.3 points adverse in 2014. For the year, favorable development before tax on prior year reserves for 2015 totaled about $625 million and had a favorable impact on the combined ratio of approximately 5.0 points, compared to $635 million in 2014 and a favorable impact on the combined ratio of approximately 5.2 points. The impact on development from prior-year catastrophes was 0.1 points favorable in 2015 and 0.1 points adverse in 2014.
•	The expense ratio for the fourth quarter of 2015 was 31.7% compared to 30.5% in the corresponding year-earlier quarter. The expense ratio for the year was 31.5% in 2015 and 31.4% in 2014.
•	Property and casualty investment income after taxes for the fourth quarter declined 6% to $252 million in 2015 from $267 million in 2014. For the year, property and casualty investment income after taxes declined 5% to $1.0 billion in 2015 from $1.1 billion in 2014. The decline in both the quarter and the year was due to a decline in the average yield of the investment portfolio compared to the average yield in the comparable period in the prior year and unfavorable foreign currency movement. The decrease in the average yield resulted primarily from lower reinvestment yields available on securities purchased during the year. The decline in investment income also reflected the accumulation of short term invested assets in preparation for the merger.
•	Results for the fourth quarter of 2015 include approximately $20 million before tax ($0.09 per share after-tax) for professional services expenses related to the merger with Legacy ACE, which was completed on January 14, 2016. For the year, results include approximately $42 million before tax ($0.17 per share after-tax) for professional services expenses related to the merger with Legacy ACE. These expenses are included under Corporate and Other in the supplementary financial data.
•	Book value per share at December 31, 2015 was $73.38, compared to $70.12 at year-end 2014 and $72.09 on September 30, 2015.
•	Net income for the fourth quarter of 2015 reflected net realized investment gains of $302 million before tax ($0.85 per share after-tax), nearly all from the sale of equity securities, compared to gains of $18 million before tax ($0.06 per share after-tax) in the fourth quarter of 2014. Fourth quarter net realized investment gains included losses from alternative investments of $0.08 per share in 2015 and $0.01 per share in 2014. For the year, net realized investment gains were $415 million before tax ($1.17 per share after-tax). Net income for 2014 reflected net realized investment gains of $369 million before tax ($0.99 per share after-tax). Net realized investment gains included gains from alternative investments of $0.14 per share in 2015 and $0.40 per share in 2014.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	14

Chubb Limited News Release

•	Average diluted shares outstanding for the fourth quarter were 231.2 million in 2015 and 237.8 million in 2014. For the year, average diluted shares outstanding were 231.9 million in 2015 and 243.5 million in 2014.

Operations Review

Chubb Personal Insurance (CPI) net written premiums declined 3% (increased 2% in constant dollars) in the quarter to $1.1 billion. Net written premiums were up 4% in the U.S. and down 23% outside the U.S. (down 7% in constant dollars). CPI’s combined ratio was 85.1% compared to 83.9% in 2014. The impact of catastrophes in the fourth quarter accounted for 1.5 percentage points of the combined ratio in 2015 and 0.1 points in 2014. Excluding the impact of catastrophes, CPI’s fourth quarter combined ratio was 83.6% in 2015 and 83.8% in 2014. Fourth quarter development before tax on prior-year CPI reserves was insignificant in 2015, compared to approximately $15 million favorable in 2014.

For the year, net written premiums were flat (increased 4% in constant dollars) at $4.5 billion. Net written premiums were up 5% in the U.S. and down 15% outside the U.S. (down 1% in constant dollars). The CPI combined ratio was 91.1% compared to 90.9%. The impact of catastrophes accounted for 7.4 percentage points of the combined ratio in 2015 and 5.5 points in 2014. Excluding the impact of catastrophes, CPI’s combined ratio was 83.7% in 2015 and 85.4% in 2014. Favorable development before tax on prior-year CPI reserves was approximately $20 million in 2015, compared to $45 million in 2014.

•	Homeowners net written premiums increased 1% (increased 4% in constant dollars) in the quarter. Net written premiums were up 4% in the U.S. and down 13% outside the U.S. (flat in constant dollars). The combined ratio was 77.4% for the quarter. Excluding a 2.3 percentage point impact of catastrophes, the Homeowners combined ratio was 75.1%. For the year, Homeowners net written premiums increased 2% (increased 4% in constant dollars). Net written premiums were up 4 % in the U.S. and down 10% outside the U.S. (up 2% in constant dollars). The combined ratio was 88.1% (76.4% excluding the impact of catastrophes).

•	Personal Automobile net written premiums declined 11% (down 2% in constant dollars) in the quarter. Net written premiums were up 5 % in the U.S. and down 37% outside the U.S. (down 17% in constant dollars). Automobile net premiums written outside the U.S. were negatively impacted by our decision to re-underwrite the Brazil personal automobile business, which accounted for the entire decline in constant dollars. The combined ratio was 99.7% for the quarter. For the year, net written premiums were down 5% (increased 2% in constant dollars). Net written premiums were up 4% in the U.S. for the year and down 20% outside the U.S. (down 3% in constant dollars). The combined ratio was 98.5%.

•	Other Personal lines net written premiums were down 8% (down 1% in constant dollars) in the quarter. Net written premiums were up 3 % in the U.S. and down 24% outside the U.S. (down 8% in constant dollars). The combined ratio was 96.9% for the quarter. For the year, net written premiums were down 1% (increased 4% in constant dollars). Net written premiums were up 8 % in the U.S. and down 16% outside the U.S. (down 2% in constant dollars). The combined ratio was 94.3%.

Chubb Commercial Insurance (CCI) net written premiums declined 4% (down 1% in constant dollars) in the quarter to $1.3 billion. Net written premiums were down 2% in the U.S. and down 10% outside the U.S. (up 3% in constant dollars). The combined ratio for the fourth quarter was 91.9% in 2015 compared to 88.5% in 2014. The impact of catastrophes in the fourth quarter accounted for 4.2 percentage points of the combined ratio in 2015 and 1.8 points in 2014. Excluding the impact of catastrophes, CCI’s fourth quarter combined ratio was 87.7% in 2015 and 86.7% in 2014. Fourth quarter favorable development before tax on prior-year CCI reserves was approximately $80 million in 2015, compared to $50 million in 2014. Average fourth quarter renewal rates in the U.S. were flat for CCI, which retained 88% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.0 to 1.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	15

Chubb Limited News Release

For the year, net written premiums increased 1% (up 4% in constant dollars) to $5.5 billion. Net written premiums were up 4% in the U.S. and down 7% outside the U.S. (up 5% in constant dollars). The CCI combined ratio was 89.0% in 2015 and 89.9% in 2014. The impact of catastrophes accounted for 3.2 percentage points of the combined ratio in 2015 and 3.8 points in 2014. Excluding the impact of catastrophes, CCI’s combined ratio was 85.8% in 2015 and 86.1% in 2014. Favorable development before tax on prior-year CCI reserves was approximately $275 million in 2015, compared to $265 million in 2014. In the U.S., average 2015 CCI renewal rates were flat, renewal premium retention was 88% and the ratio of new to lost business was 1.2 to 1.

Chubb Specialty Insurance (CSI) net written premiums declined 1% (increased 2% in constant dollars) in the quarter to $691 million. Net written premiums were flat in the U.S. and down 6% outside the U.S. (up 6% in constant dollars). The combined ratio was 77.6% in 2015 compared to 76.7% in 2014. Fourth quarter favorable development before tax on prior-year CSI reserves was approximately $70 million in 2015, compared to $90 million in 2014.

For the year, net written premiums declined 1% (increased 2% in constant dollars) to $2.6 billion. Net written premiums were up 2% in the U.S. and down 8% outside the U.S. (up 4% in constant dollars). The combined ratio was 77.3% in 2015 and 80.5% in 2014. Favorable development before tax on prior-year CSI reserves was approximately $320 million in 2015, compared to $325 million in 2014.

•	Professional Liability (PL) net written premiums were down 2% in the quarter (up 1% in constant dollars). Net written premiums were down 1% in the U.S. and down 5% outside the U.S. (up 7% in constant dollars). For the year, net written premiums were down 2% (up 2% in constant dollars). Net written premiums were up 1% in the U.S. and down 9% outside the U.S. (up 3% in constant dollars). The combined ratio was 82.1% for the quarter and 81.5% for the year. In the U.S., average fourth quarter PL renewal rates were flat, premium renewal retention was 90% and the ratio of new to lost business was 1.2 to 1. For the year, in the U.S., average 2015 renewal rates for PL were up 2%, renewal premium retention was 89% and the ratio of new to lost business was 1.3 to 1.

•	Surety net written premiums were up 3%, (up 7% in constant dollars), in both the quarter and year. Net written premiums were up 10% in the U.S. for the quarter and down 12% outside the U.S. (flat in constant dollars). For the year, net written premiums were up 5% in the U.S. and down 2% outside the U.S. (up 13% in constant dollars). The combined ratio was 43.2% for the quarter and 45.9% for the year.

Reinsurance Assumed, which is in runoff, had insignificant development on its prior-year reserves in the fourth quarters of both 2015 and 2014. For the year, Reinsurance Assumed had favorable development before tax on its prior-year reserves of approximately $10 million in 2015, compared to an insignificant amount in 2014.

Please refer to the Chubb Limited (Legacy Chubb Corporation) Financial Supplement, dated December 31, 2015, which is posted on the company’s website at investors.chubb.com, and access Financial Reports for more detailed information on individual segment performance.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	16

Chubb Limited News Release

Chubb Corporation (Legacy Chubb)

Supplementary Financial Data

(in millions)

(Unaudited)

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2015	2014	2015	2014
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,047	$3,138	$12,633	$12,592
Decrease (Increase) in Unearned Premiums	67	(22)	(115)	(264)

Premiums Earned	3,114	3,116	12,518	12,328

Losses and Loss Expenses	1,693	1,669	6,953	6,985
Operating Costs and Expenses	963	954	3,962	3,941
Decrease (Increase) in Deferred Policy Acquisition Costs	12	3	(32)	(45)
Dividends to Policyholders	11	13	42	45

Underwriting Income	435	477	1,593	1,402

Investments
Investment Income Before Expenses	318	334	1,300	1,368
Investment Expenses	12	9	45	39

Investment Income	306	325	1,255	1,329

Other Charges	(4)	—	(8)	(4)

Property and Casualty Income	737	802	2,840	2,727
Corporate and Other	(91)	(58)	(300)	(235)

Consolidated Operating Income Before Income Tax	646	744	2,540	2,492
Federal and Foreign Income Tax	177	200	676	634

Consolidated Operating Income	469	544	1,864	1,858

Realized Investment Gains After Income Tax	197	14	272	242

Consolidated Net Income	$666	$558	$2,136	$2,100

Property and Casualty Investment Income After Income Tax	$252	$267	$1,034	$1,089

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	17

Chubb Limited News Release

Chubb Corporation (Legacy Chubb)

Property and Casualty Product Mix

(in millions)

(Unaudited)

	Net Premiums Written				Combined Loss and Expense Ratios
Quarters Ended December 31	2015	2014	% Increase (Decrease)	C$ % Increase (Decrease)	2015	2014
Personal Insurance
Automobile	$162	$182	(11)%	(2)%	99.7%	95.2%
Homeowners	682	672	1	4	77.4	76.5
Other	243	265	(8)	(1)	96.9	95.1

Total Personal	1,087	1,119	(3)	2	85.1	83.9

Commercial Insurance
Multiple Peril	270	284	(5)	(2)	96.1	85.4
Casualty	376	393	(4)	(1)	85.7	99.8
Workers’ Compensation	291	284	2	3	87.0	80.2
Property and Marine	331	357	(7)	(4)	99.6	84.4

Total Commercial	1,268	1,318	(4)	(1)	91.9	88.5

Specialty Insurance
Professional Liability	616	628	(2)	1	82.1	80.3
Surety	75	73	3	7	43.2	48.6

Total Specialty	691	701	(1)	2	77.6	76.7

Total Insurance	3,046	3,138	(3)	1	86.4	84.3
Reinsurance Assumed	1	—	*	*	*	*

Total	$3,047	$3,138	(3)	1	86.3	84.3

Twelve Months Ended December 31

Personal Insurance
Automobile	$701	$740	(5)%	2%	98.5%	96.8%
Homeowners	2,821	2,765	2	4	88.1	88.3
Other	988	1,003	(1)	4	94.3	94.0

Total Personal	4,510	4,508	—	4	91.1	90.9

Commercial Insurance
Multiple Peril	1,113	1,121	(1)	2	90.7	87.6
Casualty	1,619	1,644	(2)	2	85.8	92.5
Workers’ Compensation	1,280	1,158	11	11	87.2	83.1
Property and Marine	1,462	1,479	(1)	2	92.9	94.0

Total Commercial	5,474	5,402	1	4	89.0	89.9

Specialty Insurance
Professional Liability	2,340	2,381	(2)	2	81.5	82.2
Surety	309	300	3	7	45.9	67.3

Total Specialty	2,649	2,681	(1)	2	77.3	80.5

Total Insurance	12,633	12,591	—	3	87.3	88.3
Reinsurance Assumed	—	1	*	*	*	*

Total	$12,633	$12,592	—	3	87.2	88.3

*The change in net premiums written and the combined loss and expense ratios are no longer presented for the Reinsurance Assumed business since it is in runoff.

C$ = constant dollars (excluding the effect of foreign currency translation)

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	18

Chubb Limited News Release

Definitions of Key Terms

Operating Income:

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss):

Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from GAAP. Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax:

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of tax exempt investment income to total investment income and is therefore more meaningful for analysis purposes than investment income before income tax.

Combined Loss and Expense Ratio or Combined Ratio:

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) and the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) in Constant Dollars:

Management uses growth in net premiums written in constant dollars, a non-GAAP financial measure, to evaluate the trends in net premiums written, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the foreign currencies in which business is transacted. The impact of foreign currency translation is excluded as exchange rates may fluctuate significantly and the effect of fluctuations could distort the analysis of trends. When excluding the effect of foreign currency translation on growth, management uses the current period average exchange rates to translate both the current period and the prior period foreign currency denominated net premiums written amounts.

About the new Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. The company is distinguished by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength, underwriting excellence, superior claims handling expertise and local operations globally.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	19

Chubb Limited News Release

Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 30,000 people worldwide. Additional information can be found at: new.chubb.com.

Investor Contact

Helen Wilson: (441) 299-9283; helen.wilson@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	20